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                                                                    Exhibit 10.1


                             THE BOX WORLDWIDE, INC.
                          SERVICE AFFILIATION AGREEMENT

         THIS AGREEMENT made this 4th day of August 1997 between THE BOX WORLDWIDE, INC. ("THE BOX"), a Florida corporation whose principal place of business is 1221 Collins Avenue, Miami Beach, Florida 33139 and Suburban Cable TV Co. Inc. ("AFFILIATE"), a Pennsylvania corporation, whose principal place of business is located at 200 Cresson Boulevard, Box 989, Oaks, PA 19456-0989.

         IN CONSIDERATION of the mutual covenants hereinafter set forth, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, THE BOX and AFFILIATE agree as follows:

1.       DEFINITIONS

         (a) "Full-time" means 24-hours a day, 7 days a week on a single channel.

         (b) "Net Collected Telephone Revenue" means gross revenue from THE BOX Primary Service on the System, less discounts, chargebacks, bad debt, billing, processing and transport fees (as invoiced by THE BOX's telephone provider), and applicable taxes.

         (c) "Service(s)" means: (a) individually, either "THE BOX Primary Service" or "THE BOX Satellite Service"; or (b) collectively, "THE BOX Primary Service" and "THE BOX Satellite Service."

         (d) "Service Subscriber" means a cable household or other entity receiving the Service(s) distributed by a System.


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         (e) "System(s)" means the cable television systems under common control with, controlling or controlled by AFFILIATE and listed on Schedule 1.

         (f) "THE BOX Primary Service" means the Full-time, head-end based interactive video music service consisting of music programming and the merchandising of music- related products and/or services.

         (g) "THE BOX Satellite Service" means the satellite-delivered video music service consisting of music programming and the merchandising of music-related products and/or services.

2.       GRANT OF RIGHTS

         (a) Subject to the terms and conditions of this Agreement, THE BOX hereby grants to AFFILIATE, and AFFILIATE hereby accepts, the non-exclusive right to exhibit and distribute the Service(s), for which THE BOX shall have the option to charge viewers who order music videos through a "900 Telephone Service" (or any other billing method used by THE BOX), over the Systems set forth on Schedule 1 hereof, as such Schedule 1 may be added to or deleted from, from time to time, pursuant to the terms of this Agreement.

         (b) Notwithstanding any other provision of this Agreement, AFFILIATE shall have the exclusive right to distribute the Service(s) in each area (each, an "Exclusive Area") covered by a System where such System's cable television subscribers in the Exclusive Area constitute fifty percent (50%) of all cable television subscribers in the Exclusive Area. No other person or entity may distribute the Service(s) in an Exclusive Area except for any generic national service provided by THE BOX via satellite. THE BOX shall actively defend AFFILIATE's right to the above exclusivity. In the event that THE BOX or AFFILIATE is legally prevented by judicial, legislative or FCC action from maintaining the above exclusivity, (a) AFFILIATE shall have no further obligation to make

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any further payments to THE BOX under this Agreement with regard to the
System(s) that has lost exclusivity and (b) AFFILIATE may terminate this Agreement with regard to the System(s) that has lost exclusivity.

         (c) AFFILIATE shall complete Schedule 1 by listing: (i) each System which shall have the right to exhibit and distribute the Service, (ii) the communities to which the Service is available in a System's operating area,
(iii) the number of Service Subscribers of each such System, (iv) the channel number the Service is to be initially cablecast on by each such System, (v) the estimated launch date of the Service on each such System, and (vi) the compensation arrangement, as set forth in Section 5 hereof, for each such System. Schedule 1 shall be subject to the written approval of THE BOX.

         (d) AFFILIATE may, at its option, add Systems to Schedule 1 hereto at any time and shall promptly provide THE BOX with written notification thereof.

         (e) Notwithstanding the above, the AFFILIATE may change the channel on which the Service is cablecast due to a general channel realignment; provided, however, that THE BOX is given sixty (60) days prior written notice so that THE BOX may make the marketing changes.

3.       DELIVERY AND DISTRIBUTION OF THE SERVICE

         (a) AFFILIATE shall cablecast the Service(s) commencing on or about the dates shown on Schedule 1, as such Schedule 1 may be amended from time to time. AFFILIATE shall distribute the Service(s) without any editing, delay, additions, alterations or deletions. However, with respect to each System that has at least forty thousand (40,000) Service Subscribers, AFFILIATE may select either THE BOX Primary Service or THE BOX Satellite Service.

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         (b) If AFFILIATE exhibits and distributes THE BOX Primary Service, THE
BOX shall own, deliver, install and maintain the necessary programming insertion equipment (collectively, the "Unit") and AFFILIATE shall make available sufficient space and power for housing the Unit. For each Unit, AFFILIATE shall provide sufficient space for the one meter satellite dish required to receive THE BOX Primary Service. Each Unit shall provide THE BOX signal which AFFILIATE shall receive, process and cablecast throughout its System(s). THE BOX and AFFILIATE shall each use their respective commercially reasonable efforts to maintain a high quality of signal transmission of THE BOX Primary Service. AFFILIATE shall permit an authorized representative of THE BOX 24 hour access to the Unit, for inspection, repairs and maintenance.

         (c) AFFILIATE understands and acknowledges that reliable performance of THE BOX Primary Service requires adequate and appropriate satellite receiving equipment. Accordingly, at THE BOX's option, THE BOX may: (i) use the satellite receiving equipment of AFFILIATE; or (ii) at THE BOX's sole cost and expense, install and maintain its own antenna and satellite receiving equipment (the "Receiving Equipment") at the head-end of each of the System(s). THE BOX shall retain all right, title and interest in, and ownership of, the Receiving Equipment. AFFILIATE shall permit an authorized representative of THE BOX 24 hour access to the Receiving Equipment for inspection, repairs and maintenance.

         (d) If AFFILIATE exhibits and distributes THE BOX Satellite Service, THE BOX Satellite Service shall be transmitted, at THE BOX's sole cost and expense, via a domestic communications satellite used principally for transmission of cable televised programs. THE BOX and AFFILIATE shall each use their respective commercially reasonable efforts to maintain a high quality of signal transmission of THE BOX Satellite Service. THE BOX shall give AFFILIATE no less than sixty (60) days written notice of any proposed change of signal transmission or of a change of satellite on which THE BOX Satellite Service is transmitted.

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4.       TERM OF AGREEMENT

         (a) Subject to Paragraph 4(b) hereof, the initial term of this Agreement shall be seven (7) years commencing on the date first above written, and shall be automatically renewed for successive one (1) year terms, unless either party provides the other party with written notice of its intention not to renew this Agreement, at least ninety (90) days prior to the expiration of the term then in effect.

         (b) This Agreement may be terminated with respect to each individual System under the following conditions:

                  (i) by THE BOX upon ninety (90) days prior written notice to AFFILIATE, if: (A) the "900 Telephone Service" (or any similar telephone service then being used by THE BOX) in the area in which a System operates is discontinued by the applicable telephone company; (B) access to such service becomes materially restrictive; (C) costs for such service become excessive; or
(D) for any other reason, continued operation of the service is not, in the opinion of THE BOX, economically feasible; and/or

                  (ii) by either party in the event of a material breach of the provisions of this Agreement by the other party and the failure of the breaching party to reasonably cure such breach within thirty (30) business days from the date it receives written notice of such breach.

         (c) If this Agreement is terminated under Section 4(b) hereof, AFFILIATE shall allow THE BOX to immediately remove the Unit and the Receiving Equipment. AFFILIATE shall provide THE BOX with access to its facilities during normal business hours in order for THE BOX to remove the Unit and the Receiving Equipment, and AFFILIATE shall cooperate with THE BOX with respect to the removal of the such equipment. Each Unit and the Receiving Equipment returned to THE BOX shall be in good condition, subject to normal wear and tear.


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5.       SERVICE PLANS

         In consideration of the terms and conditions set forth herein, for each calendar quarter during the term of this Agreement, the parties hereto shall accrue and thereafter pay to the applicable party the following amounts for each Service described hereinafter, with respect to the Systems. The applicable amount shall be calculated on a system-by- system basis as follows:

         (a) CARRIAGE OF THE BOX PRIMARY SERVICE. AFFILIATE shall pay no license fee for THE BOX Primary Service. THE BOX shall pay AFFILIATE a monthly amount equal to the greater of (i) twenty percent (20%) of the Net Collected Telephone Revenue plus five percent (5%) of net sales of all products sold over the Services ("Product Sales") (defined as the dollar amount of the gross sales of all products offered by THE BOX on its Services, which are ordered, paid for, delivered and accepted by Service Subscribers, less discounts, returns, chargebacks, bad debts, taxes, shipping and handling charges), or (ii) the amount obtained by multiplying $.05 times the number of Full-Time Service Subscribers served by such System. However, if THE BOX is able to reach an agreement with Satellite Services, Inc. ("SSI") at any time subsequent to the date of this Agreement, whereby the affiliate fee consideration under Section 5 of the Affiliation Agreement dated February 27, 1997 between THE BOX and SSI (the "SSI Agreement") is modified, then Section 5 of this Agreement shall be amended to contain the same affiliate fee terms as set forth in the SSI Agreement.

         (b) CARRIAGE OF THE BOX SATELLITE SERVICE. AFFILIATE shall pay a monthly license fee to THE BOX of $.05 multiplied by the number of Service Subscribers receiving such Service.

         (c) BULK BILLING. To the extent a System, which carries THE BOX Satellite Service, provides television programming on a bulk-rate basis to Service Subscribers (E.G., multiple unit residential buildings, hotels or hospitals), the number of Service


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Subscribers per bulk customer shall be determined by dividing (x) the total monthly bulk- rate charged by a System to a particular bulk customer, by (y) the monthly rate charged by the System to such System's non-bulk-rate Subscribers for the same level of television programming services received by the particular bulk customer.

         (d) GRATIS ACCOUNTS. Solely with respect to Systems that carry THE BOX Satellite Service, AFFILIATE shall not owe license fees for Service Subscribers receiving complimentary cable service. AFFILIATE shall report all complimentary cable service subscribers to THE BOX, as part of its monthly reporting requirements.

6.       REPORTS AND PAYMENTS

         (a) Within thirty (30) days after each calendar month during the term of this Agreement, AFFILIATE shall report on each System to THE BOX for such month: (i) the total number of Service Subscribers; and (ii) the postal zip codes served by the Service. Such report shall be certified by AFFILIATE's Chief Financial Officer or such other financial designee. Upon reasonable prior notice THE BOX may conduct an audit of the subscriber count submitted by THE BOX, at THE BOX's sole cost and expense.

         (b) Within sixty (60) days after the end of each calendar month during the term of this Agreement, THE BOX shall report to AFFILIATE actual Net Collected Telephone Revenue and Product Sales for such calendar month. Such report shall be certified by THE BOX's Chief Financial Officer or such other financial designee.

         (c) The amounts to be paid to AFFILIATE in accordance with Section 5(a) hereof shall be payable within sixty (60) days after the end of each calendar month. If an AFFILIATE System and a third party affiliate of THE BOX have subscribers in the same zip code area, THE BOX will use reasonable efforts to equitably allocate the payments to be made to the Systems in proportion to the number of subscribers to the Service that the third party systems have in that zip code area. The amounts to be paid



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to THE BOX in accordance with Section 5(b) shall be invoiced monthly by THE BOX and payable by AFFILIATE within thirty (30) days thereafter.

         (d) Any undisputed amounts due and payable to a party hereto shall accrue interest at the rate of one (1%) percent per month (or, if lower, the maximum rate permitted by law) from the date on which such amount was due through the date on which payment of such amount is made.

         (e) In the event of a good faith dispute regarding the amounts provided for in Section 5(a) hereof, no such disputed amounts shall be due and payable by a party hereto to the other party hereto nor subject to the interest charge referred to in Section 6(d) hereof, unless and until such dispute has been resolved to the mutual satisfaction of AFFILIATE and THE BOX. If such dispute is not resolved within ninety (90) days after the dispute first arises, either party may submit such dispute to binding arbitration pursuant to the rules of the American Arbitration Association.

         (f) Each party shall pay its respective share of any taxes or fees which are imposed upon or assessed against such party. In particular, AFFILIATE shall be responsible for any taxes or fees imposed upon or assessed against it or any of the Systems which are based upon or measured by revenues of AFFILIATE resulting from this Agreement. THE BOX shall be solely responsible for any sales or use taxes imposed on the provider for revenue derived from the 900 telephone service (or any other billing method used by THE BOX).

         (g) During the term of this Agreement and for one year thereafter, THE BOX shall maintain accurate and complete books and records in accordance with generally accepted accounting principles and practices which, at a minimum, shall contain sufficient information to enable an auditor to verify compliance with or determine whether full effect has been given to Sections 5(a), 5(b), 6(a) and 6(b) hereof. During the Term and for one (1) year thereafter and upon sixty (60) business days prior written notice,


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AFFILIATE may audit the books and records of THE BOX that pertain to the Service
(for the current and preceding calendar year only), during normal business hours. AFFILIATE may only conduct one (1) audit of THE BOX's books per calendar year. If AFFILIATE conducts an audit pursuant to this Section, AFFILIATE must make any claim against THE BOX within three (3) months after the completion of the audit (the "Affiliate Claim Period"). If AFFILIATE fails to make a claim within the Affiliate Claim Period, AFFILIATE shall be deemed to have waived its right to collect any amounts due hereunder, for the period(s) audited.

7. PROMOTION OF THE SERVICE AFFILIATE shall, subject to availability, make available the following promotions and services:

         (a) Up to two times per calendar year, AFFILIATE shall, upon request of THE BOX, make reasonable efforts to include, within the monthly billing statement sent to each subscriber of the Systems, material supplied by THE BOX to AFFILIATE with respect to the Service. THE BOX shall submit all such material to AFFILIATE, for AFFILIATE's prior approval. The cost of material supplied by THE BOX and any special handling costs incurred by AFFILIATE shall be borne by THE BOX. However, AFFILIATE shall pay for all postage expenses unless such material increases AFFILIATE's normal postage, in which case such additional expense shall be borne by THE BOX.

         (b) Each month in each of the Systems, subject to availability and equivalent support of THE BOX by THE BOX's radio partners, AFFILIATE shall cablecast a minimum of sixty (60) sixty (60) second or one hundred twenty (120) thirty (30) second THE BOX cross-promotional announcements and/or THE BOX radio affiliate announcements (supplied to AFFILIATE by THE BOX), where technical capability exists, during other cable network programming. THE BOX shall submit all cross-promotional and radio partner announcements to AFFILIATE for AFFILIATES's prior approval. Wherever possible, such cross-promotional announcements shall be cablecast between




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the hours of 8:00 a.m. and 12:00 a.m. on channels with viewer demographics similar, in THE BOX's opinion, to the demographics of viewers of the Service.

         (c) AFFILIATE shall, if requested by THE BOX, insert a one-half page ad supplied by THE BOX in the subscriber guide for each of the Systems once a quarter, provided that the System: (i) publishes its own guide or has free space or credit available from the publisher; and (ii) has approved such ad.

         (d) AFFILIATE may use the current promotional material supplied by THE BOX without the prior written consent of THE BOX.

8. MARKETING SUPPORT THE BOX's marketing and radio affiliations departments will extend its best efforts to work closely with local media to secure the highest amount of visibility possible, promoting AFFILIATE and the Programming. THE BOX's marketing and radio affiliations departments will create a series of promotions on an ongoing basis to continue supporting the launch of the Programming and the Systems. THE BOX will extend its best efforts to provide AFFILIATE with an ongoing schedule of :30 and :60 second commercial avails on the Company's radio partners in (a) the Philadelphia DMA; and (b) Harrisburg/Lancaster/York, to the extent THE BOX is able to secure radio partners in such areas. In exchange, AFFILIATE will air :30 and :60 second commercials promoting the Programming and THE BOX's radio affiliates on an ongoing basis, pursuant to Section 7(b) hereof.

9.       LAUNCH INCENTIVE

         (a) THE BOX shall, within sixty (60) days of the signing of this Agreement, issue to AFFILIATE a launch incentive of one (1) share of THE BOX's common stock, par value $0.001 per share (the "Common Stock"), for each Service Subscriber (a "Committed Subscriber") on a System which has committed to launch THE BOX as of the date hereof, and as set forth on Schedule 1 hereof. However, no shares of Common



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Stock shall be issued to AFFILIATE until AFFILIATE has paid to the Company the amount indicated in the invoice attached hereto as Schedule 2.

         (b) Notwithstanding the foregoing, AFFILIATE shall, by no later than January 31, 1999, return one (1) share of Common Stock to THE BOX for each Committed Subscriber who, on December 31, 1998, was a Service Subscriber of a System which does not exhibit the Service(s) on a Full-time basis on December 31, 1998.

         (c) If the number of Service Subscribers on Systems that are exhibiting the Service(s) on a Full-time basis (the "Full Time Subscribers") is less than the Net Number of Committed Subscribers (as hereinafter defined) as of any of the following dates (each, a Determination Date), then AFFILIATE shall, within thirty (30) days of such Determination Date, return an amount of shares of the Net Received Common Stock (as hereinafter defined) to THE BOX, equal to:

                  (Net Number of Committed Subscribers
                  minus No. of Full Time Subscribers on Determination Date      x       Determination
                  minus No. of shares of Common Stock previously returned               Date Percentage
                  to The Box pursuant to this Section 9(c))



For purposes hereof, the "Determination Date Percentage" means the following percentage for each of the following Determination Dates:

                                                        DETERMINATION
                  DETERMINATION DATE                   DATE PERCENTAGE
                  ------------------                   ---------------
                  December 31, 1999                           70%
                  December 31, 2000                           50%
                  December 31, 2001                           30%
                  December 31, 2002                           10%

For purposes hereof: (i) "Net Number of Committed Subscribers" means the total number of Committed Subscribers who, on December 31, 1998, are Full Time Subscribers Service Subscribers on December 31, 1998; and (ii) "Net Received Common Stock"



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means the total number of shares of Common Stock received by AFFILIATE pursuant to Section 9(a) hereof, minus the number of shares of Common Stock returned by AFFILIATE pursuant to Section 9(b) hereof.

         (d) If, prior to the issuance of the Common Stock to AFFILIATE pursuant to Section 9(a) hereof, either of the following events (each, an "Adjustment Event") occurs: (i) the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, or (ii) the number of outstanding shares of Common Stock is decreased by a combination of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive the benefits of such Adjustment Event, AFFILIATE shall thereafter have the right to receive, pursuant to Section 9(a) hereof, a number of shares of Common Stock equal to:

                  No. of shares of Common Stock               No. of shares of Common Stock
                  to which AFFILIATE is entitled     x        OUTSTANDING AFTER ADJUSTMENT EVENT
                  prior to Adjustment Event                   No. of shares of Common Stock
                                                              outstanding prior to Adjustment Event



         (e) If, after the issuance of the Common Stock to AFFILIATE, under
Section 9(a) hereof, and prior to any return of Common Stock to THE BOX by AFFILIATE, pursuant to Section 9(b) or 9(c) hereof, an Adjustment Event occurs then, the amount of Common Stock to be returned by AFFILIATE pursuant to Section 9(b) or (c) shall be adjusted for each Adjustment Event that occurred during such period according to the following formula:

                  No. of shares of Common Stock               No. of shares of Common Stock
                  to which THE BOX is entitled       x        OUTSTANDING AFTER ADJUSTMENT EVENT
                  prior to Adjustment Event                   No. of shares of Common Stock
                                                              outstanding prior to Adjustment Event



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         (f) Notwithstanding the above, after December 31, 1998, if this
Agreement is terminated with respect to any individual System due to Section 4(b)(i) or AFFILIATE's termination of this Agreement pursuant to Section 4(b)(ii), then the Common Stock associated with that System's launch incentive shall be considered earned and no return of Common Stock will be required.

         (g) Any reference to Common Stock in this Section 9 shall be deemed to include any securities into which the Common Stock are converted as a result of any merger or other reorganization. In such event, the number of securities to which AFFILIATE or THE BOX are entitled under Sections 9(a), (b) or (c) shall be correspondingly adjusted (in addition to any adjustment pursuant to Sections 9(d) and 9(e)) in accordance with the conversion ratio used in such merger or other reorganization.

10.      TRADEMARKS

         (a) AFFILIATE acknowledges THE BOX's claim of exclusive right, title and interest in and to the trademarks "THE BOX", "THE BOX" (with design), "Music Television You Control", and all marks used in its various programming as well as THE BOX's additional trade names, trademarks, marks, slogans and titles ("Marks"), and AFFILIATE agrees that all uses of the Marks now and hereafter developed or used by THE BOX shall be owned by and shall inure to the sole and exclusive benefit of THE BOX. Whenever AFFILIATE uses the trademark "THE BOX", "THE BOX" (with design), "Music Television You Control", or any other Marks in any promotional materials distributed by AFFILIATE or any of the Systems, AFFILIATE or the System(s) shall clearly indicate THE BOX's ownership of such Marks through the use of the symbol (R) or its legal equivalent and language identifying THE BOX as the owner thereof.



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         (b) AFFILIATE may use the Marks in advertisements and promotional material that promote the Service and/or programming contained therein, so long as such use is in good taste and does not disparage the good will associated with the Marks.

11.      REPRESENTATIONS

         (a) THE BOX represents and warrants to AFFILIATE that: (i) it is a corporation duly organized and validly existing under the laws of the State of Florida; and (ii) it has the power and authority to enter into this Agreement and to perform all of its obligations hereunder.

         (b) AFFILIATE represents and warrants to THE BOX that: (i) it is a corporation duly organized and validly existing under the laws of the state of its incorporation; and (ii) it has the power and authority to enter into this Agreement and to perform all of its obligations hereunder.

12.      INDEMNIFICATION

         (a) THE BOX shall defend, indemnify and hold AFFILIATE and its respective related companies and their respective present and former officers, shareholders, directors, employees, partners and agents harmless from and against all losses, liabilities, claims, costs, damages and expenses, including reasonable attorney's fees and costs, at both the trial and appellate levels, arising out of: (i) the content of the programming provided by THE BOX including but not limited to, claims of libel, defamation, copyright (except music performance fees directly assessed against an indemnified party under this paragraph 12(a) as a result of transmission of the Service under this Agreement) or trademark infringement; (ii) the use of the Marks in accordance with this Agreement; or (iii) any breach on the part of THE BOX with respect to any of its representations or obligations under this Agreement.



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         (b) AFFILIATE shall defend, indemnify and hold THE BOX and its respective related companies and their respective present and former officers, shareholders, directors, employees, partners and agents harmless from and against all losses, liabilities, claims, costs, damages and expenses, including reasonable attorneys' fees and costs, at both the trial and appellate levels, arising out of any breach on the part of AFFILIATE with respect to any of its representations or obligations under this Agreement.

         (c) Except as provided expressly herein to the contrary, neither party shall have any rights against the other party hereto for claims by third parties for the non-operation of facilities or the non-furnishing of the Service, if such non-operation or non-furnishing is due to acts of God, inevitable accident, fire, lockout, strike, or other labor dispute, riot or civil commotion, act of government or government instrumentality (whether federal, state or local), act of terrorism, illness or incapacity of any important performer, failure in whole or in part of transmission facilities or other cause beyond the reasonable control of the affected party.

13.      GENERAL

         (a) THE BOX shall provide to AFFILIATE, on a quarterly basis and otherwise upon reasonable request, all certifications necessary or appropriate as to compliance by the Service with the Children's Television Act of 1990, as amended, and any regulations promulgated thereunder.

         (b) This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and can be amended only by written amendments signed by both parties. If a provision of this Agreement is held invalid, the remainder of this Agreement shall remain in full force and effect.



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         (c) The obligations of the parties under this Agreement are subject to all applicable federal, state and local laws, rules and regulations, and this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. Except as otherwise provided herein, the parties shall submit any dispute arising from this Agreement for resolution by the Florida state courts sitting in Dade County, Florida and/or the federal courts of the Southern District of Florida.

         (d) This Agreement shall be binding on and inure to the benefit of the respective assigns, transferees and successors of the parties.

         (e) Nothing contained herein shall be deemed to create, and the parties do not intend to create, any relationship or partners or joint ventures as between AFFILIATE and THE BOX, and neither party is authorized to or shall act toward third parties in a manner which would indicate any such relationship with the other party. Neither THE BOX nor AFFILIATE shall be or hold itself out as the agent of the other party under this Agreement.

         (f) All notices and payments required to be given hereunder shall be in writing and sent by certified mail, return receipt requested, to the appropriate party at its address set forth below or at such other address as may be given by notice hereunder, or by delivering it to an officer of such party in person at such address. Where notice is sent by mail, it shall be deemed given on the third day following the date of the mailing and, if delivered in person, such notice shall be effective when so delivered.

             If to THE BOX:            The Box Worldwide, Inc.
                                       1221 Collins Avenue
                                       Miami Beach, Florida 33139
                 Attention:            Luann M. Hoffman, Chief Financial Officer




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


            If to AFFILIATE:          Suburban Cable TV Co. Inc.
                                      200 Cresson Blvd., Box 989
                                      Oaks, PA 19456-0989
            Attention:                Debra Krzywicki, Executive Vice President


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth hereinabove.

THE BOX WORLDWIDE, INC.                       SUBURBAN CABLE TV CO. INC.

By: /s/ ALAN MCGLADE                          By: /s/ H. F. LENFEST
------------------------------                ----------------------------------
Name: Alan McGlade                            Name: H.F. Lenfest
Title: Chief Executive Officer                Title: President




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